Exhibit 99.1
GUESS?, INC. BOARD AUTHORIZES NEW $200 MILLION SHARE REPURCHASE PROGRAM
LOS ANGELES – April 1, 2024 – Guess?, Inc. (NYSE: GES) (the “Company”) today announced that its Board of Directors has authorized a new share repurchase program of up to $200 million of the Company’s common stock. Guess? also separately announced today that, as part of this new program and through a convertible bond exchange transaction, it has agreed to repurchase 326,429 shares of the Company’s common stock for $10.3 million.
Carlos Alberini, Chief Executive Officer, commented, “Returning capital directly to our shareholders is a high priority for our Board. This $200 million share repurchase authorization and the more than $10 million repurchase we have announced today reflects our confidence in the business and follows our recently announced special dividend of $2.25 per share which will be paid in early May. We remain committed to enhancing shareholder returns and have a strong capital structure, solid cash flow generation, a powerful and diversified business model and a unique platform to support our Company’s growth initiatives.”
Share repurchases under the authorization may be made on the open market or in privately negotiated transactions, pursuant to Rule 10b5-1 trading plans or other available means. There is no minimum or maximum number of shares to be repurchased under the program and the program may be discontinued at any time, without prior notice.
About Guess?, Inc.
Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, eyewear, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of February 3, 2024, the Company directly operated 1,002 retail stores in Europe, the Americas and Asia. The Company’s partners operated 551 additional retail stores worldwide. As of February 3, 2024, the Company and its partners and distributors operated in approximately 100 countries worldwide.
Contact Information:
Guess?, Inc.
Fabrice Benarouche
Senior Vice President of Finance and Investor Relations and
Chief Accounting Officer
(213) 765-5578